Exhibit 4.3.1

AMENDMENT N0 1 TO THE PATENT LICENSE AGREEMENT n° C-00061905

BETWEEN:

L’Institut Pasteur,

Foundation recognized as having public utility,

25-28, rue du Docteur Roux,

75724 Paris cedex 15,

represented by Mr. Christian POLICARD,

Director of Development and Industrial Partnerships.

Hereafter referred to as the IP or the “LICENSOR”, acting both on its own behalf and on behalf of:

•	Boston Children’s Hospital,

300 Longwood Avenue

Boston, MA 02115

USA

Hereafter referred to as the “BCH”.

Jointly also designated the “LICENSOR”,

Party of the first part

AND:

CELLECTIS

Public limited company with capital with a capital of 122,363.47 euros, with its registered office at at 28, rue du Docteur Roux, 75724 Paris cedex 15, represented by Mr. André Choulika, acting in the capacity of CEO

Hereafter referred to as “CELLECTIS” or the “LICENSEE”,

Party of the second part.

The LICENSOR and the LICENSEE are hereafter referred to as the “Parties”.

RECITALS:

IP filed two provisional patents applications in the United States whom inventors are Mr. Richard Mulligan and Mr. André Choulika relating to process of homologous recombination using meganucleases. IP has agreed to share with BCH exploitation rights of the inventions of theses patent applications and now wishes to share its rights under this technology with a industrial partner.

The BCH has given a mandate to the IP, which accepts it, to represent it and negotiate in its name any license agreement with the company CELLECTIS.

On June 19, 2000, the Parties signed the license patent agreement no. C-00061905 (hereafter the “AGREEMENT”), pursuant to which the LICENSOR grants the LICENSEE exploitation rights to the above mentioned patents and patent applications.

After discussions and exchanges between the Parties, they have decided to modify provisions of the AGREEMENT.

It has therefore been agreed as follows between the Parties:

ARTICLE 1

1.1.

The Parties agree that the words defined in Article 1, “DEFINITIONS”, of the AGREEMENT, as they are used in this amendment, have the same definitions as in the AGREEMENT and form an integral part of this amendment.

1.2.	The following definitions apply for the purposes of this amendment, it being understood when permitted by context that the singular shall be considered to include the plural and vice versa:

1.2.1.	By “I-SceI and/or I-Spom I” the Parties agree to mean the technologies claimed by the AGREEMENT PATENTS of LICENSE AGREEMENT no. C-00061901 signed between the Parties.

1.2.2.	By “PGN”, the Parties agree to mean the technologies claimed by the AGREEMENT PATENTS of LICENSE AGREEMENT no. C-00061906 signed between the Parties.

1.2.3.	By “Mulligan”, the Parties agree to mean the technologies claimed by the AGREEMENT PATENTS of LICENSE AGREEMENT no. C-00061905 signed between the Parties.

1.2.4.	For the sole purposes of articles 3.4 and 3.5 as modified by this amendment, the word “TOOL” will have the definition stated below:

By “TOOL”, the Parties agree to mean the use by the LICENSEE’s sub-licensee of the LICENSED PROCESSES or LICENSED PRODUCTS for internal purposes or as part of the research or development process conducted by the sub-licensee.

ARTICLE 2

Article 2.4 of the AGREEMENT is modified by the following provisions, which supersede all previous provisions of that same article:

“2.4

The LICENSEE may only grant sub-licenses to any THIRD PARTY for the rights which it receives under this AGREEMENT with the prior agreement of the LICENSOR. If the LICENSOR does not communicate its disagreement within twenty-one days from the notification of a sub-licensing project, it shall be considered to have agreed.

The LICENSOR may refuse to grant prior agreement for a sub-license only for serious cause.

The following would constitute serious cause justifying IP’s refusal to agree: a sub-licensing agreement between the LICENSEE and a THIRD PARTY containing provisions which are contrary to the ethics, image or intellectual property of the LICENSOR.”

ARTICLE 3

Article 3.4 of the AGREEMENT is modified by the following provisions, which supersede all previous provisions of the same article:

3.4.1.

For sub-licenses concerning a LICENSED PATENT for the use of TOOLS granted by the LICENSEE under Article 2.4 of this AGREEMENT, the LICENSEE will pay the LICENSOR 40% of any compensation it receives, lump sums, royalties, market values (for cross-licensing or exchanges) for all sub-licenses granted to THIRD PARTIES.”

3.4.2

For sub-licenses concerning LICENSED PATENTS other than those mentioned in Article 3.4.1 above, granted by the LICENSEE under Article 2.4 of this AGREEMENT, the LICENSEE will pay to the LICENSOR 40% of any compensation it receives, lump sums, royalties, market values (for cross-licensing or exchanges) for all sub-licenses granted to THIRD PARTIES, excluding the amounts stipulated in Article 3.5, without the amount of the royalties owed to the LICENSOR being less than:

•	2% of the net incomes of the sub-licensee for the ISCEI and/or I-Spom I technologies, Mulligan and PGN granted together to the same sub-licensee;

•	1% of the net incomes of the sub-licensee for ISCEI technologies granted alone or with Mulligan to the same sub-licensee.

ARTICLE 4

Article 3.5 of the AGREEMENT is modified by the following provisions, which supersede all previous provisions of the same article:

3.5

The sub-licensees of the LICENSEE, falling into the category of sub-licensees under article 3.4.2, for each sub-licensing agreement signed, will be required to pay an amount of 15,243 EUROS ex tax which will be passed on in full to the LICENSOR as patent fees already incurred. These same sub-licensees must also pay an amount of 7,621 EUROS ex tax each year, which will be passed on to the LICENSOR as patent fees.

The LICENSEE’s sub-licensees, falling into the category of sub-licensees under article 3.4.1, will not be required to pay any amount as patent fees.

ARTICLE 5

The last sentence of Article 10.1 §2 is modified as follow:

“This share must not be less than 15,243 EUROS ex tax per year.”

ARTICLE 6

Article 2.6 of the AGREEMENT is modified by the following provisions, which supersede all previous provisions of the same article:

“The IMPROVEMENTS achieved by the LICENSOR are exclusively licensed to the LICENSEE for a period of 5 (five) years following the date of signing of Amendment no. 1 to this AGREEMENT.

“The LICENSOR will inform the LICENSEE of the existence and contents of the IMPROVEMENTS.

“Following the 5 (five) year period, the Parties will come together to mutually agree on the terms of access to the IMPROVEMENTS.”

ARTICLE 7

The last sentence of Article 1.5 of the AGREEMENT is modified as follows:

“Patents filed to protect IMPROVEMENTS will be included in the AGREEMENT PATENTS in accordance with the provisions of Article 2.6 of this AGREEMENT.”

ARTICLE 8

This amendment will enter into force on the date of its signature.

The Agreement’s other provisions remain unchanged and in force between the Parties.

Signed in Paris on                [Handwritten text: September 8, 2003]

in 2 original copies.

CELLECTIS	INSTITUT PASTEUR